Exhibit 99.1

PENNS WOODS BANCORP, INC. AMENDS CEO GRAFMYRE CONTRACT

Williamsport, PA – June 4, 2024 Penns Woods Bancorp, Inc. (NASDAQ:PWOD) announced today that a mutual agreement has been reached with its Chief Executive Officer, Richard A. Grafmyre CFP®, to amend Mr. Grafmyre’s employment agreement. The amendment was agreed upon after conducting a review of reported compensation data for the Company’s peer group, industry compensation analysis, and discussions with shareholders. The amendment, effective June 3, 2024 removes the provision for Mr. Grafmyre to be compensated for unused paid time off (beginning with paid time off earned during the 2024 annual period), reduces Mr. Grafmyre’s base salary to $850,000, and sets his maximum annual potential bonus amount at $325,000. These changes will reduce the maximum total annual compensation for Mr. Grafmyre by approximately $150,000 and will place a greater emphasis on at-risk compensation to better reflect the changes being seen within the Company’s peer group.

The Company’s bonus plan has been revised to incorporate the following metrics for the 2024 period: return on average equity, return on average assets, earnings per share, asset growth, and credit quality (net charge-offs as a percentage of average loans). As with the changes to Mr. Grafmyre’s compensation, these changes are the result of a review of peer and industry practices and feedback received from shareholders. The bonus metrics will complement the historical and continued focus on tangible book value plus dividend growth (139% versus peer 124% from December 31, 2013 to 2023), loan portfolio growth ($455 million from December 31, 2018 to 2023), and credit quality (cumulative net charge-offs to average loans of 0.5% versus all banks 2.1% for the period of December 31, 2018 to 2023).

The Company’s Board of Directors believes the employment agreement amendment and the revised bonus plan metrics will more closely align compensation to performance while incorporating peer and industry standards with a greater percentage of total compensation considered at-risk. Executive compensation and the bonus plan metrics and design will continue to be reviewed annually.

About Penns Woods Bancorp, Inc.

Penns Woods Bancorp, Inc. is the bank holding company for Jersey Shore State Bank and Luzerne Bank. The banks serve customers in North Central and North Eastern Pennsylvania through their retail banking, commercial banking, mortgage services and financial services divisions. Penns Woods Bancorp, Inc. stock is listed on the NASDAQ National Market under the symbol PWOD.

Previous press releases and additional information can be obtained from the company’s website at www.pwod.com.

Contact:	Richard A. Grafmyre, Chief Executive Officer
300 Market Street, Williamsport, PA, 17701
(570) 322-1111
(888) 412-5772
pwod@pwod.com
www.pwod.com